February 5, 1999

Trans Energy, Inc.
210 2nd Street
St. Marys, West Virginia 26107


       CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


As independent certified public accountants, we hereby consent to the use of our audit report dated March 25, 1998 (and to all references to our Firm) included in or made a part of the Form S-8 registration statement of Trans Energy, Inc.



Jones, Jensen & Company
Certified Public Accountants